UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2021

MTBC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36529	22-3832302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873
(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MTBC	Nasdaq Global Market
Series A Preferred Stock, par value $0.001 per share	MTBCP	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 29, 2021, Stephen A. Snyder, MTBC’s current CEO, will assume the role of Chief Strategy Officer, and A. Hadi Chaudhry, MTBC’s President, will be appointed CEO. Both will remain on the Company’s Board of Directors.

On March 23, 2021, MTBC amended its executive employment agreements with Stephen A. Snyder and A. Hadi Chaudhry.

Mr. Snyder’s contract was amended to reflect his new title as Chief Strategy Officer and compensation structure. His annual base salary will be $150,000. Mr. Snyder will also receive 30,000 restricted stock units, which will vest in four equal installments over twenty-four months. At the sole discretion of the Board of Directors, the executive agreement entitles Mr. Snyder to a stock bonus based upon such executive’s performance and consistent with MTBC’s compensation policies. Upon termination, Mr. Snyder may receive severance of up to 24 months of his salary and bonus.

Mr. Chaudhry’s contract was amended to reflect his new title as CEO and compensation structure. His annual base salary will be $300,000. Mr. Chaudhry will also receive 30,000 restricted stock units, which will vest in four equal installments over twenty-four months. At the sole discretion of the Board of Directors, the executive agreement entitles Mr. Chaudhry to an annual cash bonus based upon such executive’s performance and consistent with MTBC’s compensation policies. Upon termination, Mr. Chaudhry may receive severance of up to 24 months of his salary and bonus.

The effective date for these executive agreements is March 29, 2021. The expiration date for these executive agreements is March 28, 2023. The term of each executive agreement automatically renews for additional one year terms unless notice of termination is given by either party.

Mr. Snyder, 44, has served as MTBC’s Chief Executive Officer since January 2018, and has been a member of the Board of Directors since 2013. Mr. Snyder joined MTBC in August 2005 as Vice President, General Counsel and Secretary, and later served as Chief Operating Officer beginning January 2009 through August 2011, and served as President from August 2011 through December 2017. Prior to joining MTBC, Mr. Snyder practiced law. Mr. Snyder is a member of the New Jersey and New York bars and his writings on healthcare law and policy have been published by the American Health Lawyers Association, American Bar Association and various industry publications. Mr. Snyder received his Bachelor of Arts in Political Science, magna cum laude, from Montclair State University and his Juris Doctor from Rutgers School of Law-Newark.

Mr. Chaudhry, 44, has served as MTBC’s President since January 2018, and has been a member of the Board of Directors since April 2019. Mr. Chaudhry joined MTBC in October 2002 as Manager of IT, and later served as General Manager, Chief Information Officer and VP of Global Operations. Mr. Chaudhry has extensive healthcare IT experience, and served in various roles in the banking and IT sector prior to joining MTBC. Mr. Chaudhry has a Bachelor of Science in Mathematics and Statistics and holds numerous information technology certifications.

The foregoing description of the change in the senior leadership team and the key provisions of the executive employment agreements does not purport to be complete and is qualified entirely by reference to the Press Release dated March 24, 2021, the announcement to employees and by the terms of the actual executive employment agreements, copies of which are attached as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Stephen A. Snyder Executive Employment Agreement

	10.2	A. Hadi Chaudhry Executive Employment Agreement

	99.1	Press release dated March 24, 2021

	99.2	CEO’s announcement to employees

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTBC, Inc.

Date:	March 24, 2021	By:	/s/ Stephen Snyder
Stephen Snyder
Chief Executive Officer

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